Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Helmerich & Payne, Inc. for the registration of $550,000,000 of 2.90% Senior Notes due 2031 and to the incorporation by reference therein of our reports dated November 18, 2021, with respect to the consolidated financial statements of Helmerich & Payne, Inc., and the effectiveness of internal control over financial reporting of Helmerich & Payne, Inc., included in its Annual Report (Form 10-K) for the year ended September 30, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tulsa, Oklahoma

April 29, 2022